Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Second Quarter 2015 Financial Results; Revenues of $1.7 Billion and EPS of $1.11
Key Announcements

•	Announces a share repurchase program of up to $350 million

•	Raises 2015 Free Cash Flow guidance by $100 million to a range of $700 - $800 million
Second Quarter 2015 Consolidated Results

•	Total Revenues of $1.7 billion

•	Reports fully diluted EPS of $1.11, adjusted EPS of $1.09* excluding the impact for the partial release of the deferred tax valuation allowance

•	Free Cash Flow of $230 million*

Wichita, Kan., July 29, 2015 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported second quarter financial results driven by positive operating performance of mature programs. Spirit’s second quarter 2015 revenues were $1.7 billion, down six percent compared to the same period of 2014 primarily due to the Gulfstream wing divestiture and lower revenues recognized on the 787 program.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2015	2014	Change	2015	2014	Change
Revenues	$1,699	$1,803	(6%)	$3,441	$3,532	(3%)
Operating Income	$230	$216	7%	$466	$411	13%
Operating Income as a % of Revenues	13.6%	12.0%	160 BPS	13.5%	11.6%	190 BPS
Net Income	$155	$143	8%	$337	$297	13%
Net Income as a % of Revenues	9.1%	8.0%	110 BPS	9.8%	8.4%	140 BPS
Earnings Per Share (Fully Diluted)	$1.11	$1.01	10%	$2.41	$2.07	16%
Fully Diluted Weighted Avg Share Count	140.1	142.4		140.0	143.2

Operating income was $230 million, up from $216 million for the same period in 2014. Net income for the quarter was $155 million, or $1.11 per fully diluted share, compared to net income of $143 million, or $1.01 per fully diluted share, in the same period of 2014. The current quarter includes $0.02 earnings per share for the partial release of the deferred tax valuation allowance as compared to $0.03 for same period of 2014. (Table 1)

* Non-GAAP financial measure, see Appendix for reconciliation.

“In June, we celebrated our tenth anniversary, and I would like to congratulate Spirit’s employees around the globe on what they have accomplished,” said President and Chief Executive Officer Larry Lawson.
“Preparing for aircraft rate increases is a key focus for us this year. Near term, we are capitalizing to increase the production rate of the 787 to 12 shipsets per month and the 737 to 47 shipsets per month, as well as the higher production rates on the A320 and A350 programs,” Lawson added.
“The results of our efforts to reduce our cost and drive increased productivity are manifest in the quarter and we will continue to drive the enterprise with a focus on operational efficiency across all aspects of the business,” Lawson concluded.
The Board of Directors has authorized a share repurchase program of up to $350 million of Spirit’s common stock under which repurchases may be made intermittently through December 31, 2017.
Spirit’s backlog increased to $47 billion at the end of the second quarter driven by continued strong commercial aerospace demand.
Free cash flow was a $230 million* source of cash for the second quarter of 2015, compared to a $128 million* source of cash in the second quarter of 2014 primarily due to an increase in deferred revenue payments and timing of accounts payable partially offset by higher cash taxes, capital expenditures, and an increase in cash advance repayments. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter		Six Months
($ in millions)	2015	2014	2015	2014
Cash Flow from Operations	$305	$165	$729	$210
Purchases of Property, Plant & Equipment	($75)	($37)	($115)	($90)
Free Cash Flow*	$230	$128	$614	$120

Liquidity			July 2, 2015	December 31, 2014
Cash			$959	$378
Total Debt			$1,153	$1,154

Cash balances at the end of the second quarter were $959 million, and debt balances were $1.2 billion. The company’s $650 million revolving credit facility was undrawn at the end of the second quarter. The company’s credit rating remained unchanged at the end of the second quarter of 2015.

* Non-GAAP financial measure, see Appendix for reconciliation.

Financial Outlook and Risk to Future Financial Results
Spirit revenue guidance for the full-year 2015 remains unchanged and is expected to be between $6.6 billion and $6.7 billion. Fully diluted earnings guidance per share for 2015 remains unchanged and is expected to be between $3.60 and $3.80 per share, which does not include the year-to-date impact or potential future adjustments to the deferred tax asset valuation allowance. Free cash flow guidance for 2015 is increased to be between $700 million and $800 million*, which includes higher capital expenditures of $325 million to $375 million as compared to 2014. The effective tax rate for 2015 is forecasted to be between 32.0 percent and 33.0 percent, including the expected benefit of the U.S. Research Tax Credit for 2015, and excluding any potential adjustment to the valuation allowance against U.S. net deferred tax assets. (Table 3)
Risks to our financial guidance are described more fully in the Cautionary Statement Regarding Forward-Looking Statements in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Table 3. Financial Outlook Updated July 29, 2015	2015 Guidance

Revenues	$6.6 - $6.7 billion
Earnings Per Share (Fully Diluted)	$3.60 - $3.80
Effective Tax Rate**	~32.0% - 33.0%
Free Cash Flow*	$700 - $800 million

** Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit and does not assume the year-to-date impact or potential future adjustments to the valuation allowance against the U.S. net deferred tax assets.

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results
Fuselage Systems
Fuselage Systems segment revenues in the second quarter of 2015 were $888 million, down from $905 million for the same period last year driven by lower revenues recognized on the 787 program. Operating margin for the second quarter of 2015 was 18.9 percent as compared to 14.6 percent during the same period of 2014. In the second quarter of 2015, the segment recorded pretax $11 million in favorable cumulative catch-up adjustments on mature programs and a $4 million favorable change in estimate on a program which is in a loss position. In comparison, the segment recorded pretax $3 million in favorable cumulative catch-up adjustments in the second quarter of 2014.

Propulsion Systems
Propulsion Systems segment revenues in the second quarter of 2015 were $441 million compared to $461 million for the same period last year, driven by lower non-recurring revenues. Operating margin for the second quarter of 2015 was 20.0 percent as compared to 18.7 percent in the second quarter of 2014. In the second quarter of 2015, the segment realized pretax $7 million in favorable cumulative catch-up adjustments on mature programs and a net ($1) million forward loss charge. In comparison, the segment recorded pretax $5 million in favorable cumulative catch-up adjustments in the second quarter of 2014.

Wing Systems
Wing Systems segment revenues in the second quarter of 2015 were $368 million, down from $438 million for the same period last year, driven by the Gulfstream wing divestiture. Operating margin for the second quarter of 2015 was 13.6 percent as compared to 16.2 percent during the same period of 2014. In the second quarter of 2015, the segment realized pretax ($1) million in unfavorable cumulative catch-up adjustments on mature programs. The segment recorded pretax $11 million in favorable cumulative catch-up adjustments in the second quarter of 2014.

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2015	2014	Change	2015	2014	Change
Segment Revenues
Fuselage Systems	$887.6	$905.0	(1.9%)	$1,804.4	$1,763.3	2.3%
Propulsion Systems	440.5	460.5	(4.3%)	886.5	910.7	(2.7%)
Wing Systems	367.5	438.3	(16.2%)	744.2	852.5	(12.7%)
All Other	3.1	(0.5)		5.8	5.3
Total Segment Revenues	$1,698.7	$1,803.3	(5.8%)	$3,440.9	$3,531.8	(2.6%)
Segment Earnings from Operations
Fuselage Systems	$168.0	$132.2	27.1%	$332.5	$274.2	21.3%
Propulsion Systems	88.2	86.2	2.3%	183.9	166.4	10.5%
Wing Systems	50.1	71.0	(29.4%)	95.3	121.0	(21.2%)
All Other	1.4	0.2		1.1	0.3
Total Segment Operating Earnings	$307.7	$289.6	6.3%	$612.8	$561.9	9.1%
Unallocated Expense
Corporate SG&A	($53.8)	($54.4)	(1.1%)	($105.4)	($114.9)	(8.3%)
Research & Development	(6.7)	(6.8)	(1.5%)	(13.7)	(13.1)	4.6%
Cost of Sales	(16.9)	(12.2)	38.5%	(28.1)	(23.3)	20.6%
Total Earnings from Operations	$230.3	$216.2	6.5%	$465.6	$410.6	13.4%
Segment Operating Earnings as % of Revenues
Fuselage Systems	18.9%	14.6%	430 BPS	18.4%	15.6%	280 BPS
Propulsion Systems	20.0%	18.7%	130 BPS	20.7%	18.3%	240 BPS
Wing Systems	13.6%	16.2%	(260) BPS	12.8%	14.2%	(140) BPS
All Other	45.2%	N/A		19.0%	5.7%
Total Segment Operating Earnings as % of Revenues	18.1%	16.1%	200 BPS	17.8%	15.9%	190 BPS
Total Operating Earnings as % of Revenues	13.6%	12.0%	160 BPS	13.5%	11.6%	190 BPS

Contact information:
Investor Relations: Ghassan Awwad (316) 523-7040
Media: Fred Malley (316) 523-1233
On the web: http://www.spiritaero.com

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “should,” “will,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations and manage costs related to our new and maturing commercial, business aircraft and military development programs and the related recurring production; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest in the Middle East or Asia; 6) customer cancellations or deferrals as a result of global economic uncertainty; 7) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 8) the success and timely execution of key milestones such as receipt of necessary regulatory approvals and customer adherence to their announced schedules; 9) our ability to successfully negotiate future pricing under our supply agreements with Boeing, Airbus and our other customers; 10) our ability to enter into profitable supply arrangements with additional customers; 11) the ability of all parties to satisfy their performance requirements under existing supply contracts with Boeing and Airbus, our two major customers, and other customers and the risk of nonpayment by such customers; 12) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals or reduced orders by their customers or from labor disputes or acts of terrorism; 13) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 14) our ability to avoid or recover from cyber-based or other security attacks, information technology failures or other disruptions; 15) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 16) our ability to borrow additional funds or refinance debt; 17) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 18) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 19) any reduction in our credit ratings; 20) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 21) our ability to recruit and retain highly-skilled employees and our relationships with the unions representing many of our employees; 22) spending by the U.S. and other governments on defense; 23) the possibility that our cash flows and borrowing facilities may not be adequate for our additional capital needs or for payment of interest on and principal of our indebtedness; 24) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 25) the effectiveness of any interest rate hedging programs; 26) the effectiveness of our internal control over financial reporting; 27) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 28) exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2015	2014	2015	2014
B737	128	130	262	255
B747	4	4	8	9
B767	5	3	10	6
B777	25	26	51	52
B787	34	33	66	64
Total	196	196	397	386

A320 Family	120	121	255	249
A330/340	19	30	46	60
A350	9	5	15	7
A380	6	7	12	14
Total	154	163	328	330

Business/Regional Jet	16	33	33	68

Total Spirit	366	392	758	784

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 2, 2015	July 3, 2014	July 2, 2015	July 3, 2014
	($ in millions, except per share data)
Net revenues	$1,698.7	$1,803.3	$3,440.9	$3,531.8
Operating costs and expenses:
Cost of sales	1,407.9	1,525.9	2,856.2	2,993.2
Selling, general and administrative	53.8	54.4	105.4	114.9
Research and development	6.7	6.8	13.7	13.1
Total operating costs and expenses	1,468.4	1,587.1	2,975.3	3,121.2
Operating income	230.3	216.2	465.6	410.6
Interest expense and financing fee amortization	(12.1)	(20.8)	(30.0)	(56.2)
Other income, net	8.1	5.9	1.7	7.2
Income before income taxes and equity in net income of affiliate	226.3	201.3	437.3	361.6
Income tax provision	(71.7)	(58.1)	(101.1)	(65.0)
Income before equity in net income of affiliate	154.6	143.2	336.2	296.6
Equity in net income of affiliate	0.3	0.2	0.6	0.4
Net income	$154.9	$143.4	$336.8	$297.0

Earnings per share
Basic	$1.11	$1.01	$2.42	$2.09
Shares	139.2	140.8	139.0	141.2

Diluted	$1.11	$1.01	$2.41	$2.07
Shares	140.1	142.4	140.0	143.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	July 2, 2015	December 31, 2014
	($ in millions)
Current assets
Cash and cash equivalents	$958.7	$377.9
Accounts receivable, net	563.2	605.6
Inventory, net	1,757.8	1,753.0
Deferred tax asset - current	33.7	53.2
Other current assets	94.9	262.4
Total current assets	3,408.3	3,052.1
Property, plant and equipment, net	1,827.1	1,783.6
Pension assets	216.9	203.4
Other assets	124.8	123.6
Total assets	$5,577.1	$5,162.7
Current liabilities
Accounts payable	$677.0	$611.2
Accrued expenses	256.8	329.1
Profit sharing	41.7	111.8
Current portion of long-term debt	40.5	9.4
Advance payments, short-term	155.0	118.6
Deferred revenue, short-term	115.6	23.4
Deferred grant income liability - current	10.9	10.2
Other current liabilities	48.3	45.1
Total current liabilities	1,345.8	1,258.8
Long-term debt	1,112.6	1,144.1
Advance payments, long-term	600.8	680.4
Pension/OPEB obligation	75.3	73.0
Deferred revenue and other deferred credits	119.8	27.5
Deferred grant income liability - non-current	90.5	96.1
Other liabilities	271.3	260.8
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 141,242,569 and 141,084,378 shares issued, respectively	1.4	1.4
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 121 and 4,745 shares issued, respectively	—	—
Additional paid-in capital	1,037.4	1,035.6
Accumulated other comprehensive loss	(153.4)	(153.8)
Retained earnings	1,204.3	867.5
Treasury stock, at cost (4,000,000 shares each period, respectively)	(129.2)	(129.2)
Total shareholders’ equity	1,960.5	1,621.5
Noncontrolling interest	0.5	0.5
Total equity	1,961.0	1,622.0
Total liabilities and equity	$5,577.1	$5,162.7

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	July 2, 2015	July 3, 2014
	($ in millions)
Operating activities
Net income	$336.8	$297.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	88.8	83.5
Amortization expense	0.6	5.7
Amortization of deferred financing fees	5.1	18.7
Accretion of customer supply agreement	1.1	0.5
Employee stock compensation expense	11.9	8.0
Excess tax benefits from share-based payment arrangements	(10.1)	(2.3)
Loss (gain) from hedge contracts	1.6	(1.3)
Loss on disposition of assets	2.2	—
Loss (gain) from foreign currency transactions	2.7	(5.7)
Deferred taxes	4.4	1.9
Pension and other post-retirement benefits, net	(13.1)	(12.8)
Grant income	(4.8)	(3.9)
Equity in net income of affiliate	(0.6)	(0.4)
Changes in assets and liabilities
Accounts receivable, net	40.1	(172.4)
Inventory, net	(1.3)	(73.6)
Accounts payable and accrued liabilities	(12.0)	(53.7)
Profit sharing/deferred compensation	(70.0)	11.9
Advance payments	(43.2)	(40.4)
Income taxes receivable/payable	181.5	121.8
Deferred revenue and other deferred credits	185.7	6.3
Other	21.6	20.7
Net cash provided by operating activities	$729.0	$209.5
Investing activities
Purchase of property, plant and equipment	(115.4)	(89.6)
Proceeds from sale of assets	—	0.4
Net cash used in investing activities	($115.4)	($89.2)
Financing activities
Proceeds from issuance of debt	535.0	—
Proceeds from issuance of bonds	—	300.0
Principal payments of debt	(17.4)	(11.9)
Payments on term loan	(534.9)	—
Payments on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(20.2)	—
Excess tax benefit from share-based payment arrangements	10.1	2.3
Debt issuance and financing costs	(4.7)	(20.8)
Purchase of treasury stock	—	(129.2)
Net cash used in financing activities	($32.1)	($159.6)
Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.2
Net increase (decrease) in cash and cash equivalents for the period	$580.8	($39.1)
Cash and cash equivalents, beginning of the period	377.9	420.7
Cash and cash equivalents, end of the period	$958.7	$381.6

Appendix

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Adjusted EPS

	2nd Quarter
	2015		2014
GAAP Diluted Earnings Per Share	$1.11		$1.01
Impact of Partial Release of Deferred Tax Asset Valuation Allowance	(0.02)	a	(0.03)	b
Adjusted Diluted Earnings Per Share	$1.09		$0.98

Diluted Shares	140.1		142.4

a Represents the net earnings per share impact of deferred tax asset valuation allowance of $2.1 million.

b Represents the net earnings per share impact of deferred tax asset valuation allowance of $4.2 million.

Free Cash Flow
($ in millions)

	2nd Quarter		Six Months		Guidance
	2015	2014	2015	2014	2015
Cash Provided by Operating Activities	$305	$165	$729	$210	$1,025 - $1,175
Capital Expenditures	(75)	(37)	(115)	(90)	(325 - 375)
Free Cash Flow	$230	$128	$614	$120	$700 - $800